Exhibit (a)(28)


   TEXAS  UTILITIES  COMPANY
   ENERGY PLAZA [] 1601 BRYAN STREET [] DALLAS, TEXAS 75201 [] (214) 812-4600

                                                                     NEWS
                                                                    RELEASE
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          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN
                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------

                       SHARE ALTERNATIVE RATIO DETERMINED

          DALLAS, TEXAS - MAY 14, 1998 - In accordance with the terms of the Texas Utilities Company (NYSE:TXU) Offer for The Energy Group PLC (NYSE/LSE:TEG), Texas Utilities announces that, in the absence of unforeseen circumstances, it intends to declare the Texas Utilities Offer unconditional in all respects on Tuesday, May 19, 1998.

               The Share Alternative Ratio (for determining the number of New Texas Utilities Shares per Energy Group Share that a holder of Energy Group Securities could receive in respect of a valid election for the Share Alternative in respect of such Energy Group Securities, prior to any requirement to scale down such election) has been determined to be 0.355. This is based on the average of the closing prices of shares of Texas Utilities Common Stock on the NYSE Composite Tape on the 20 consecutive dealing days ended today being $39.66 and a Noon Buying Rate today of $1.6306 per L1.

               Any holders of Energy Group Securities who have tendered their Energy Group Securities will, during the period between this announcement and 1:00 p.m. (London time), 8:00 a.m. (New York City time) on Tuesday, May 19, 1998, continue to be entitled to withdraw their acceptances and, at any time before the end of that period or the Subsequent Offer Period, may retender their Energy Group Securities using a new Acceptance Form (which may be obtained from the United Kingdom Receiving Agent or the US Depositary whose details are set out in the offer document dated March 10, 1998).

               A further announcement, setting out the results of the scale down calculation, if any, to be applied to valid elections for the Share Alternative, will be made on the business day following the date ten days after the date that the Texas Utilities Offer is declared unconditional in all respects. In the absence of unforeseen circumstances, such announcement will be made on Monday, June 1, 1998.

               HOLDERS OF ENERGY GROUP SECURITIES ARE STRONGLY ENCOURAGED TO TENDER THEIR SECURITIES AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN 1:00 P.M. (LONDON TIME), 8:00 A.M. (NEW YORK CITY TIME) ON TUESDAY, MAY 19, 1998.

               IN THE EVENT THAT, BY THIS TIME AND DATE, TU ACQUISITIONS HAS NOT ACQUIRED OR AGREED TO ACQUIRE, WHETHER PURSUANT TO THE TEXAS UTILITIES OFFER OR OTHERWISE, ENERGY GROUP SHARES CARRYING, IN AGGREGATE, MORE THAN 50% OF THE VOTING RIGHTS THEN EXERCISEABLE AT GENERAL MEETINGS OF THE ENERGY GROUP, THE TEXAS UTILITIES OFFER WILL (UNLESS THE PANEL CONSENTS OTHERWISE) LAPSE.

               Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

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          FOR ADDITIONAL
          INFORMATION CONTACT:          DAVID ANDERSON  OR  TIM HOGAN
                                        214/812-4641        214/812-2756
                                        DANDERSON@TU.COM    THOGAN@TU.COM

          GENERAL NEWS MEDIA CONTACT:   JIM LAWRENCE        214/812-4073
                                        JOAN HUNTER         214/812-4071